Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT, dated as of October 30, 2015  (this “Agreement”), is entered into by and among each lender under the Credit Agreements (as defined below) executing a counterpart hereof (the “Subject Lenders”), JPMorgan Chase Bank, N.A. as an Agent (as defined below) under the Dex East Credit Agreement, the Dex West Credit Agreement and the SuperMedia Credit Agreement (each as defined below) and Deutsche Bank Trust Company Americas, as an Agent under the RHDI Credit Agreement (as defined below), each in its capacity as an Agent, and Dex Media, Inc. (“Dex Media”), Dex Media East, Inc., Dex Media Holdings, Inc., Dex Media Service LLC, Dex Media West, Inc., Dex One Digital, Inc., Dex One Service, Inc., R.H. Donnelley Inc., R.H. Donnelley APIL, Inc., R.H. Donnelley Corporation, SuperMedia Inc., SuperMedia LLC, and SuperMedia Sales Inc. (collectively, the “Company” and each a “Company Party”).  Unless otherwise defined herein, all terms used in this Agreement shall have the meanings ascribed to such terms in the applicable Credit Agreement(s).

WHEREAS, the Company has certain indebtedness and other obligations under:  (a) that certain Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, restated, supplemented, or otherwise modified from time to time the “Dex East Credit Agreement”), among Dex Media East, Inc., as borrower, Dex Media, Inc., Dex Media Holdings, Inc., JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent, and each of the lenders from time to time party thereto; (b) that certain Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, restated, supplemented, or otherwise modified from time to time the “Dex West Credit Agreement”), among Dex Media West, Inc., as borrower, Dex Media, Inc., Dex Media Holdings, Inc., JPM, as administrative agent and collateral agent, and each of the lenders from time to time party thereto; (c) that certain Fourth Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, restated, supplemented, or otherwise modified from time to time the “RHDI Credit Agreement”), among R.H. Donnelley Inc., as borrower, Dex Media, Inc., Deutsche Bank Trust Company Americas, as administrative agent and collateral agent (in its capacity as such and, collectively with JPM in its capacity as administrative agent and collateral agent under the Dex East Credit Agreement, the Dex West Credit Agreement and the SuperMedia Credit Agreement (as defined below) and as the Shared Collateral Agent, the “Agents”), and each of the lenders from time to time party thereto; and (d) that certain Amended and Restated Loan Agreement, dated as of April 30, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “SuperMedia Credit Agreement” and, together with the Dex East Credit Agreement, the Dex West Credit Agreement, and the RDHI Credit Agreement, the “Credit Agreements”), among SuperMedia Inc., as borrower, Dex Media Inc., JPM, as administrative agent and collateral agent, and each of the lenders from time to time party thereto;

WHEREAS, pursuant to Section 6.14 of the Dex East Credit Agreement, the Dex West Credit Agreement, and the RHDI Credit Agreement, and Section 6.13 of the SuperMedia Credit Agreement, the Company is obligated to maintain certain leverage and interest coverage ratios (the “Financial Covenants”), as more fully described in each of the Credit Agreements;

WHEREAS, the Company may not have been in compliance with the Financial Covenants under certain of the Credit Agreements for the fiscal quarter ended September 30, 2015 (the “Potential Covenant Breach”);

WHEREAS, pursuant to the notes issued under that certain Indenture, dated as of January 29, 2010, and as amended by that First Supplemental Indenture dated as of April 30, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”), and the notes issued thereunder (the “Subordinated Notes”), Dex Media was obligated to pay approximately $9.1 million in cash interest (the “Interest Payment”) on September 30, 2015 (the “Interest Payment Date”);

WHEREAS, Dex Media did not satisfy its obligation to pay the Interest Payment on the Interest Payment Date (the “Non-Payment Event”), which, after expiration of the applicable grace period under the Indenture, will result in an Event of Default under the Credit Agreements;

WHEREAS, the Company has requested that the Lenders agree to temporarily forbear from the exercise of any and all of the rights or remedies available to them, whether at law, in equity, by agreement, or otherwise, solely with respect to the Events of Default that directly results or may directly and solely result from the occurrence of the Potential Covenant Breach or the Non Payment Event in accordance with the terms of this Agreement (collectively, the “Specified Events of Default”);

WHEREAS, the Subject Lenders, which as of the date hereof collectively hold more than 50% of the aggregate outstanding principal amount of Loans under each of the Dex East Credit Agreement, the Dex West Credit Agreement, the RDHI Credit Agreement, and the SuperMedia Credit Agreement, are willing to, for the period set forth herein and subject to the terms and conditions hereof, forebear and direct the Agents to forebear from exercising the rights or remedies available to them solely with respect to the Specified Events of Default; provided that the Company complies with the terms of this Agreement; and

WHEREAS, the Agents are also willing to, for the period set forth herein and subject to the terms and conditions hereof, forebear from exercising the rights or remedies available to them solely with respect to the Specified Events of Default; provided that the Company complies with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Incorporation of Terms and Definitions.

(a)                                 As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Forbearance Period” means the period of time commencing on the Forbearance Effective Date and ending on the Forbearance Termination Date.

“Forbearance Termination Date” means the earlier of (i) 11:59 p.m. (New York time) on November 23, 2015 and (ii) the occurrence of a Termination Event.

“Termination Event” means the occurrence of any one or more of the following: (i) any representation or warranty made or deemed made by or on behalf of the Company in or in connection with this Agreement or in any certificate furnished pursuant to or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect (or in any respect to the extent such representation or warranty is qualified by materiality) when made or deemed made; (ii) the Company shall fail to perform or comply with any covenant or any agreement or term contained in this Agreement; (iii) the receipt by any Agent from the Company of a Payment Notice (as defined below); (iv) the making of payment of principal, interest or fees (other than Excluded Fees (as defined below)) by the Company or its representatives with respect to the Subordinated Notes or the holders of the Subordinated Notes; (v) in the event the trustee or any of the holders of the Subordinated Notes directly or indirectly exercise any of their remedies thereunder or applicable law, including without limitation any acceleration or delivery of notice of acceleration of any such indebtedness under the Indenture, then upon four business days after the date the Company receives a notice of termination from the Agents, as directed by the Required Lenders under the applicable Credit Agreement; (vi) in the event the trustee or any of the holders of the Subordinated Notes commences foreclosure proceedings or otherwise commences a seizure of any assets of the Company, then upon two business days after the date the Company receives a notice of termination from the Agents, as directed by the Required Lenders under the applicable Credit Agreement; or (vii) any Event of Default, other than the Specified Events of Default, shall occur and be continuing.

2.                                      Forbearance; Direction to the Agents.

(a)                                 Temporary Forbearance.  Subject (i) to the satisfaction of the conditions precedent set forth in Section 3 below and (ii) to the continuing effectiveness and enforceability of the Loan Documents in accordance with their terms, each Subject Lender agrees to temporarily forbear and to direct the Agents to temporarily forbear, and each Agent agrees to temporarily forbear, from accelerating the Obligations under each of the Credit Agreements to which such Subject Lender is a party and from exercising any and all of its other rights or remedies permitted to be taken by it, whether at law, in equity, by agreement, or otherwise, as a result of or with respect to each Specified Event of Default occurring or continuing prior to or during the Forbearance Period.

(b)                                 Termination of Forbearance.  On and after the Forbearance Termination Date, the Agents’ and the Subject Lenders’ agreement hereunder to temporarily forbear shall terminate automatically, without the requirement of any demand, presentment, protest, notice, or further act or action by the Agents or the Subject Lenders.  Each Company Party expressly acknowledges and agrees that the effect of such termination will, subject to any Specified Event of Default remaining uncured and unwaived, permit the applicable Agent and the Lenders, subject to the terms of the applicable Loan Documents, to demand that the Obligations under such Credit Agreement become due and payable immediately and to exercise any and all other rights and remedies available to it under the applicable Credit Agreements, any related Loan Documents and this Agreement, at law, in equity, or otherwise without any further lapse of time, or the expiration of applicable grace periods, all of which are expressly waived by each Company Party.

3.                                      Conditions to Effectiveness; Further Obligations.  This Agreement shall become effective and be deemed effective as of the date (the date of such effectiveness being referred to as the “Forbearance Effective Date”) upon the satisfaction (or waiver by each of the Agents and the Subject Lenders constituting Required Lenders under each of the Credit Agreements) of the following conditions:

(a)                                 Counterparts.  Receipt by Agents of counterparts of this Agreement executed by each Company Party, and Lenders constituting the Required Lenders under each of the Credit Agreements as of the date hereof.

(b)                                 Expenses.  Payment, in cash, of all reasonable and documented fees and expenses of the Agents, including all fees, disbursements and expenses of their respective legal and financial advisors.

(c)                                  No Default.  No Default or Event of Default other than the Specified Events of Defaults shall have occurred and be continuing.

(d)                                 Representations and Warranties.  As of the Forbearance Effective Date, the representations and warranties contained in this Agreement, the Credit Agreements and in each other Loan Document (other than with respect to the Specified Events of Default) shall be true and correct in all material respects (or in any respect to the extent such representation or warranty is qualified by materiality) on and as of the Forbearance Effective Date as if made on and as of the Forbearance Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in any respect to the extent such representation or warranty is qualified by materiality) on and as of such earlier date.

4.                                      Representations and Warranties.  To induce the Agents and the Subject Lenders to enter into this Agreement, each Company Party hereby represents and warrants as of the date hereof:

(a)                                 Duly Organized.  Each Company Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute, deliver, and perform this Agreement.

(b)                                 Authority.  The execution, delivery, and performance by each Company Party of this Agreement, and the performance by each Company Party of the Credit Agreements to which it is a party (i) have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action on the part of such Company Party, (ii) does not and will not violate any applicable law or regulation applicable to such Company Party or the charter, limited liability company agreement, by-laws or other organizational documents of such Company Party or any order of any Governmental Authority, (iii) does not require any consent or approval of, registration or filing with (other than any disclosure filing), or any other action by, any Governmental Authority, except as have been made or obtained or made and are in full force.

(c)                                  Binding Obligation.  This Agreement constitutes the legal, valid, and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.                                      Meetings/Access.  Commencing on the Forbearance Effective Date and until the Forbearance Termination Date, the Company agrees, following reasonable advance notice, to provide the Agents’ and Subject Lenders’ advisors reasonable access to their officers, facilities, and books and records and otherwise reasonably cooperate in connection with the Agents’ Subject Lenders’ advisors’ due diligence investigation.  The Company further agrees, following reasonable advance notice, to make its officers and advisors available at reasonable times and places to discuss the business plan and the Company’s business and operations with the Agents’ and Subject Lenders’ advisors (who may be accompanied by any holders who have entered into confidentiality agreements acceptable to the Company).  The provisions of this Section 5 shall be in addition to any other information sharing requirements Company may have under the Loan Documents.

6.                                      Disclosure.  Each party hereto agrees that it will permit public disclosure, including in a press release, of the contents of this Agreement, but not including information with respect to each of the Subject Lender’s specific ownership of Loans under the Credit Agreements.

7.                                      Payment Notice. The Company agrees it shall give each Agent five (5) Business Days’ prior notice of its intent to make any payment of principal, interest or fees with respect to the Subordinated Notes (the “Payment Notice”); provided that if the holders of the Subordinated Notes enter into a forbearance agreement with the Company, the Company may pay professional fees or reimburse expenses in an amount up to the cap agreed by the Company and the Subject Lenders constituting Required Lenders under each of the Credit Agreements (“Excluded Fees”) without provided such Payment Notice.

8.                                      No Obligation of the Agents or the Subject Lenders.  The Company acknowledges and understands that upon the expiration or termination of the Forbearance Period and if the Specified Events of Default have not been cured or waived by written agreement in accordance with the Credit Agreements, or if there shall at such time exist any other Event of Default, then the applicable Agent and the Lenders, subject to the terms of the applicable Loan Documents, shall have the right to proceed to exercise any or all available rights and remedies available to it in accordance with the applicable Loan Documents, which may include institution of legal proceedings to the extent set forth herein or in the Loan Documents.  Following the occurrence of a Termination Event, the Agents and the Subject Lenders shall have no obligation whatsoever to extend the maturity of the Credit Agreements, waive any Event of Default, defer any payments, or further forbear from exercising their rights and remedies.

9.                                      No Waiver; Reservation of Rights.  The Agents and each of the Subject Lenders has not waived, and is not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Credit Agreements, any Default or Event of Default (including any Specified Event of Default) whether now existing or hereafter arising under the Credit Agreements or any of the other Loan Documents,  or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agents or the Subject Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Credit Agreements or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including any Specified Event of Default) whether now existing or hereafter arising under the Credit Agreements or any of the other Loan Document or the occurrence thereof or any other action by the Company and no acceptance of partial performance or partial payment by the Agents or the Subject Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Credit Agreements or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default.  The rights, remedies, powers, privileges and defenses provided for herein, in the Credit Agreements and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agents and the Subject Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved.  Notwithstanding the existence or content of any communication by or between the Company and the Agents or any Subject Lender, or any of their respective representatives or advisors regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agents or any Subject Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Credit Agreements or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by authorized representatives of the percentage of Lenders required under the applicable provisions of the Credit Agreements, the Company and every other entity deemed necessary or desirable by the percentage of Lenders required under the applicable provisions of the Credit Agreements.

10.                               Review and Construction of Documents.  Each party hereto hereby acknowledges, and represents and warrants to the other parties hereto, that:

(a)                                 it has had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel;

(b)                                 it has carefully reviewed this Agreement and fully understands all terms and provisions of this Agreement;

(c)                                  it has freely, voluntarily, knowingly, and intelligently entered into this Agreement of its own free will and volition;

(d)                                 none of the Agents or the Subject Lenders has a fiduciary relationship with the Company and the Company does not have a fiduciary relationship with the Agents or the Subject Lenders, and the relationship between the Agents and the Subject Lenders, on the one hand, and the Company, on the other hand, is solely that of creditor and debtor; and

(e)                                  no joint venture exists among the Company, the Agents, and the Subject Lenders.

11.                               Acknowledgments and Agreements. To induce the Agents and the Subject Lenders to execute this Agreement, the Company hereby acknowledges, stipulates, represents, warrants and agrees as follows:

(a)                                 Except for the Specified Events of Default, no other Defaults or Events of Default have occurred and are continuing as of the date hereof.  Except as expressly set forth in this Agreement, the agreements of the Agents and the Subject Lenders hereunder to forbear in the exercise of their respective rights and remedies under the Credit Agreements in respect of the Specified Events of Default during the Forbearance Period do not in any manner whatsoever limit any right of any of the Agents and the Subject Lenders to insist upon strict compliance with this Agreement or any Loan Document during the Forbearance Period.

(b)                                 Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Subject Lenders or the Agents have or may have arising as the result of any Event of Default (including any Specified Event of Default) that has occurred or that may occur under the Credit Agreements, the Loan Documents or applicable law.  Each of the Agent’s and each Subject Lender’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Subject Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to it in its sole discretion following the Forbearance Termination Date.

(c)                                  The aggregate outstanding principal amount of the Loans as of September 30, 2015 is equal to (i) $321,285,472.52 million under the Dex East Credit Agreement, (ii) $296,011,222.41 under the Dex West Credit Agreement, (iii) $582,618,020.58 under the RHDI Credit Agreement and (iv) $978,423,000.15 under the SuperMedia Credit Agreement.  The foregoing amounts do not include accrued and unpaid interest (including default interest), fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(d)                                 All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred to either Agent pursuant to the Collateral Documents are (and shall continue to be) subject to valid and enforceable Liens and security interests of such Agents (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by the Credit Agreements.  The Company hereby reaffirms and ratifies its prior conveyance to the Agents of a continuing security interest in and Lien on the Collateral.

(e)                                  The obligations of the Company under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

12.                               ENTIRE AGREEMENT; AMENDMENT.  THIS AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO REGARDING THE AGENTS’ AND THE SUBJECT LENDERS’ FORBEARANCE WITH RESPECT TO THEIR RIGHTS AND REMEDIES WHICH MAY ARISE AS A RESULT OF THE SPECIFIED EVENTS OF DEFAULT AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Company, the Agents, and the Subject Lenders constituting Required Lenders under each of the Credit Agreements.  The Credit Agreements continue to evidence the agreement of the parties with respect to the subject matter thereof.

13.                               Release. Each Company Party (on behalf of itself and its Subsidiaries and Affiliates) and their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under the Company for their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agents and the Lenders, and the Agent’s and each Lender’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, members, managers, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, damages, judgments, expenses, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing or heretofore existing to the date hereof against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreements or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”); provided that, for the avoidance of doubt, the Releasing Parties do not release any Claims which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time subsequent to the date hereof in any way.  Notwithstanding the foregoing, the foregoing release of Claims against any Lender Party shall not be effective to the extent any Claim arises from the gross negligence, bad faith or willful misconduct of such Lender Party or any of their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, members, managers, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys or other professionals or all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them.

14.                               Miscellaneous.

(a)                                 Notices.  All notices, requests, demands, and other communications under this Agreement will be given in accordance with the provisions of the applicable Credit Agreements.

(b)                                 Successors and Assigns.  This Agreement shall (i) be binding on the Agents, the Subject Lenders, the Company and their respective successors and assigns, including, in the case of the Subject Lenders, Participants and (ii) inure to the benefit of the Agents, the Subject Lenders, the Company, and their respective successors and assigns.

(c)                                  Acquisition of Additional Claims.  This Agreement shall in no way be construed to preclude any Subject Lender from acquiring additional claims under the Credit Agreements to the extent permitted by applicable law.  However, the Subject Lender shall, automatically and without further action, become subject to this Agreement with respect to any claims so acquired.

(d)                                 Interpretation.  Wherever the context hereof will so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(e)                                  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)                                   Counterparts.  This Agreement may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument; provided that no party shall be bound by this Agreement until the Company, the Agents, and Subject Lenders constituting the Required Lenders under each of the Credit Agreements as of the date hereof have executed a counterpart hereof.  Execution of this Agreement via facsimile or electronic mail shall be effective, and signatures received via facsimile or electronic mail shall be binding upon the parties hereto and shall be effective as originals.  Delivery of a counterpart by a Subject Lender shall be deemed the execution of this Agreement by such Subject Lender in its capacity as a Lender under each Credit Agreement for which it holds loans.

(g)                                  Further Assurances.  The Company agrees to execute, acknowledge, deliver, file, and record such further certificates, instruments, and documents, and to do all other acts and things, as may be reasonably requested by the Agents as necessary or advisable to carry out the intents and purposes of this Agreement.

(h)                                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(i)                                     JURY TRIAL WAIVER.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE AGENTS OR ANY SUBJECT LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be executed and delivered as of the date first written above.

COMPANY:

DEX MEDIA, INC.
DEX ONE DIGITAL, INC.
DEX MEDIA EAST, INC.
DEX MEDIA HOLDINGS, INC.
DEX MEDIA SERVICE LLC
DEX MEDIA WEST, INC.
DEX ONE SERVICE, INC.
R.H. DONNELLEY INC.
R.H. DONNELLEY APIL, INC.
R.H. DONNELLEY CORPORATION
SUPERMEDIA INC.
SUPERMEDIA LLC
SUPERMEDIA SALES INC.

By:	/s/ Andrew Hede
Name: Andrew Hede
Title: Authorized Signatory

AGENTS:

JP MORGAN CHASE BANK, N.A.

In its capacities as Agent under the SuperMedia Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement and as a Lender

By:	/s/ Neil R. Boylan
Name: Neil R. Boylan
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

As Agent under the RHDI Credit Agreement

By:	/s/ Benjamin South
Name: Benjamin South
Title: Vice President

By:	/s/ Michael Shannon
Name: Michael Shannon
Title: Vice President

SUBJECT LENDERS